Exhibit 10.1

MANAGEMENT AGREEMENT
AGREEMENT made as of the 14th day of September, 2015 by and among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), ORION FUTURES FUND L.P., a New York limited partnership (the “Partnership”) and SYSTEMATICA INVESTMENTS LIMITED, a company incorporated under the laws of Jersey (the “Advisor”).
W I T N E S S E T H :
WHEREAS, CMF is the general partner of the Partnership, a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, forward contracts, swaps and other derivative instruments with the objective of achieving substantial capital appreciation; and
WHEREAS, the Fourth Amended and Restated Limited Partnership Agreement, dated August 31, 2012 (the “Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and
WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). The Advisor is regulated and authorized by the Jersey Financial Services Commission, and/or any successor authority carrying out all or part of the relevant functions thereof (the “JFSC”) for conduct of the relevant classes of fund services business under the Jersey Laws Jersey Financial Services Commission; and
WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of NFA; and
WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity interest trading activities during the term of this Agreement.
NOW, THEREFORE, the parties agree as follows:
1.            APPOINTMENT OF THE ADVISOR.  The Advisor is acting in its capacity as general partner of Systematica Investments LP, a limited partnership formed in Guernsey and registered with number 2193, and is entering into this Agreement solely in that capacity.
2.            DUTIES OF THE ADVISOR.  (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys in fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time, in accordance with the terms hereof, by CMF in commodity interests, including commodity futures, options on futures, spot and forward contracts (including over-the-counter forward foreign currency contracts).  The Advisor may also engage in other swap and derivative transactions on behalf of the Partnership with the prior written approval of CMF, such approval not to be unreasonably withheld or delayed.  All such trading on behalf of the Partnership shall be (i) in accordance with the trading policies set forth in Appendix A, and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and (ii) pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets.  CMF has initially selected the Advisor’s BlueTrend Program (the “Program”), as described in Appendix B attached hereto, to manage the Partnership’s assets allocated to it.  Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading.  The Advisor may not deviate from the trading policies set forth in Appendix A without the prior written consent of the Partnership given on its behalf by CMF.  The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses.
(b)            CMF acknowledges receipt of  the description of the Advisor’s Program, attached hereto as Appendix B.  All trades made by the Advisor for the account of the Partnership shall be made through such clearing commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such clearing broker in connection with the clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor.  The Advisor may direct the execution of any and all trades in commodity futures and options to any futures commission merchant or independent floor broker listed on Appendix C or, with the prior written permission (by original, fax copy or email copy) of CMF, such permission not to be unreasonably withheld or delayed, any other futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the clearing broker designated by CMF, provided that the new futures commission merchant or independent floor broker and any new give-up or floor brokerage fees are approved in advance by CMF, such approval not to be unreasonably withheld or delayed.  The Advisor may enter into over-the-counter forward foreign currency transactions with any over-the-counter foreign exchange dealer listed on Appendix C or, with the prior written permission (by original, fax copy or email copy) of CMF, such permission not to be unreasonably withheld or delayed, any other over-the-counter foreign exchange dealer it chooses for execution with instructions to give-up the trades to the clearing broker designated by CMF, provided that the new over-the-counter foreign exchange dealer and any new give-up or other fees are approved in advance by CMF.  All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all relevant parties have executed the relevant give-up agreements (via EGUS or by either original, fax copy or email copy).  CMF agrees that it will confirm the authority of the Advisor to any futures commission merchant, independent floor brokers, counterparties and/or brokers (each, an “Approved Counterparty”) specified in Appendix C, and any further permitted brokers and/or counterparties, and ratify such contracts, agreements and undertakings in connection with the obligations on request, in each case in connection with the Advisor’s duties and obligations under this Agreement.
(c)            The initial allocation of the Partnership’s assets to the Advisor shall be made to the Program, as described in Appendix B.  In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing.  In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material.  If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF.  In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in Appendix B to be materially accurate.  Further, the Advisor has provided the Partnership with a list of all commodity interests and other swap and derivative transactions to be traded for the Partnership’s account which is set forth in Appendix D hereto, and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval, such approval not to be unreasonably withheld or delayed.  The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business, including, but not limited to, changes to its principals as defined in Part 4 of the CFTC’s regulations (“principals”), main business office and material changes to its ownership, not previously reported to CMF.  The Advisor further agrees that it will hedge all realized non-U.S. dollar balances in excess of US$100,000 (that are not required to margin positions denominated in a non-U.S. dollar currency) to U.S. dollars on a monthly basis, based on balances provided to the Advisor by Morgan Stanley & Co. LLC, in its role as the Partnership’s clearing broker, or any other clearing broker selected by CMF consistent with Section 2(b).
(d)            The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals, its officers, directors, employees and shareholder(s), its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required to be disclosed by the Partnership in any filings required by federal or state law or NFA rule or order.  Notwithstanding Sections 2(d) and 5(d) of this Agreement, the Advisor is not required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by federal or state law or NFA rule or order, but subject always to any applicable confidentiality obligations.  The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential in accordance with the provisions of this Agreement.
(e)            The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets of the Partnership (as defined in Section 4(b) hereof) as it shall determine in its absolute discretion, subject to Section 2(f) below).  The designation of other trading advisors and the apportionment or reapportionment of Net Assets of the Partnership to any such trading advisors pursuant to this Section 2 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

(f)            CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among the trading advisors for the Partnership as it deems appropriate.  CMF shall use its best efforts to make reapportionments, if any, as of the first day of a calendar month.  The Advisor agrees that it may be called upon promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor.  CMF will use its best efforts to give two Business Days’ prior notice to the Advisor of any reallocations or liquidations.  Business Day means a day on which banks in London and New York are ordinarily open for business.
(g)            The Advisor shall assume financial responsibility for any errors committed or caused by its negligence, bad faith, recklessness, intentional misconduct, a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, or a material breach of a material term of this Agreement, to the Partnership as a commodity trading advisor, in transmitting orders for the purchase or sale of commodity interests for the Partnership’s account including payment to the brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the brokers on such trades.  The Advisor shall have an affirmative obligation to promptly notify CMF in accordance with the provisions of Section 10(a)(iii), following becoming aware of, of any trade errors with respect to the account, and the Advisor shall use its reasonable efforts to identify and promptly notify CMF and the administrator of any order or trade which the Advisor reasonably believes was not executed in accordance with its instructions to any broker utilized to execute orders for the Partnership in accordance with Section 10(a)(iii).
(h)            Notwithstanding anything to the contrary in this Agreement, the Advisor shall not be under any obligation to take legal action, or any representative or class action (or similar) in behalf of or in connection with the Partnership or CMF.
(i)            In the event of any obligation of disclosure being imposed on the Advisor by any applicable legislation or regulatory requirement with respect to any position of the Partnership, the Advisor shall, to the extent permitted by applicable law, make the appropriate disclosure or, if not so permitted, notify CMF without undue delay of the obligation of disclosure and the transaction giving rise to such obligation.
3.            INDEPENDENCE OF THE ADVISOR.  For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor.  The Advisor shall not be responsible to the Partnership, CMF, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership.  Subject to Section 2(g), the Advisor shall not be responsible for supervising any Approved Counterparty or have any responsibility or liability for any custody, settlement or related functions in respect of the Partnership.

4.            COMPENSATION.  (a) In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee (“Incentive Fee”) payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1/12 of 1% (1% per year) of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last Business Day of each month by 1% and dividing the result thereof by 12).
(b)            “Net Assets of the Partnership” shall have the meaning set forth in Section 7(d)(2) of the Partnership Agreement and without regard to further amendments thereto, provided that in determining the Net Assets of the Partnership on any date, no adjustment shall be made to reflect any distributions, redemptions, Management Fees, administrative fees or Incentive Fees payable as of the date of such determination.
(c)            “New Trading Profits” shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership’s assets during the fiscal period, whether the assets are held separately or in margin accounts.  Ongoing expenses shall be attributed to the Advisor pro-rata based on the Advisor’s proportionate share of Net Assets of the Partnership.  Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership.  Ongoing expenses include offering and organizational expenses of the Partnership.  No Incentive Fee shall be paid to the Advisor until the end of the first full calendar quarter of the Advisor’s trading for the Partnership, which fee shall be based on New Trading Profits (if any) earned from the commencement of trading by the Advisor on behalf of the Partnership through the end of the first full calendar quarter of such trading.  Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor.  If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor may receive another Incentive Fee.
(d)            Quarterly Incentive Fees and monthly Management Fees shall be paid within twenty (20) Business Days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar quarter or a calendar month, as the case may be, the quarterly Incentive Fee shall be computed as if the effective date of termination were the last day of the then current quarter and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations as a result of action or inaction by the Advisor or the Advisor is unable to provide the services contemplated herein as a result of action or inaction by the Advisor for more than two successive Business Days, the monthly

Management Fee shall be prorated by the ratio which the number of Business Days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of Business Days in such month.  The calculation of the Net Assets of the Partnership shall be performed by the administrator of the Partnership in accordance with the methodologies set out in the Partnership Agreement.  The administrator shall also calculate the Management Fee and Incentive Fee, and the Advisor shall be given reasonable prior written notice in advance of any proposed change to the administrator.  If the Advisor disputes the amount of Management Fees or Incentive Fees paid in any month, the parties agree to resolve any disputed amounts in good faith in an expeditious manner.
(e)            Subject to Section 4(b) and (c), the Partnership shall be responsible for the fees and expenses of the Partnership’s auditors, administrator and all other service providers.
(f)            The provisions of this Section 4 shall survive the termination of this Agreement.
5.            RIGHT TO ENGAGE IN OTHER ACTIVITIES.  (a) The services provided by the Advisor hereunder are not to be deemed exclusive.  CMF on its own behalf and on behalf of the Partnership acknowledges that, subject to the terms of this Agreement, the Advisor and its Affiliates (as defined below), officers, directors, employees and shareholder(s) may render advisory, consulting, management and other services to other clients and accounts.  The Advisor and its Affiliates, officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors or clients and manage other funds, vehicles or accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership.  However, the Advisor represents, warrants and agrees that it believes the rendering of such other services to other investors, clients, accounts and entities will not require any material change in the Advisor’s basic trading strategies for the Partnership and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.  For the purposes of this Agreement, (i) with respect to the Advisor, the term “Affiliate” shall mean any corporation, company, partnership, trust or other body or entity, wherever established, which is owned and/or controlled, directly or indirectly, by the Advisor and, (ii) with respect to CMF and/or the Partnership, the term “Affiliate” shall mean any corporation, company, partnership, trust or other body or entity, wherever established, which is owned and/or controlled, directly or indirectly, by Morgan Stanley.
(b)            If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC‑ or exchange‑imposed speculative position limits, the Advisor agrees that it will promptly notify CMF in writing if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit.  The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will modify the trading instructions with respect to the Partnership’s account and its other clients or accounts in a fair manner.  The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies or risk parameters, counterparties, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts that have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results including, without limitation, BlueTrend Master Fund Limited.

(c)            It is acknowledged that the Advisor and/or its Affiliates, officers, directors, employees and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
(d)            The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the performance of other accounts managed by the Advisor or its principals, if any, as shall be reasonably requested by CMF subject to applicable confidentiality obligations.  The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
(e)            The Advisor may not delegate any or all of its functions under this Agreement to a party that is not a Systematica Related Party (as defined below), without CMF’s prior written consent.  Notwithstanding the foregoing and subject to the overall supervision and control of the Advisor for investment management and risk management, the Advisor may delegate any of its obligations or functions under this Agreement to a Systematica Related Party (a “Delegatee”), which may in turn sub-delegate to any other Systematica Related Party (a “Sub-Delegatee”), upon notice to CMF but without CMF’s prior written consent.  For purposes of this Section 5(e), “Systematica Related Party” shall mean Systematica Investments Jersey Limited, BlueCrest Capital Management Guernsey LP, BlueCrest Capital Management (Singapore) Pte. Ltd, BlueCrest Capital Management (UK) LLP, Systematica Investments Singapore Pte. Ltd, Systematica Investments Services Limited and/or Systematica Investments GP Limited, operating through its Geneva branch and as general partner of Systematica Investments Guernsey LP.  In case of such delegation of its functions under this Agreement, the Advisor and the delegate shall comply with the Delegation Policy and shall ensure that its obligations under this Agreement are fully complied with and that CMF and its agents receive from the Advisor or the delegate any reasonably requested information in a timely manner.  “Delegation Policy” shall mean the JFSC’s Policy Statement and Guidance Notes on Outsourcing and Delegation by Jersey certified funds and fund services businesses
6.            TERM.  (a) This Agreement shall continue in effect until June 30, 2016 (the “Initial Termination Date”).  If this Agreement is not terminated as of the Initial Termination Date, as provided for herein, then, this Agreement shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until this Agreement is otherwise terminated, as provided for herein.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement upon 5 days’ notice to the Advisor.  At any time during the term of this Agreement, CMF may elect to immediately terminate this Agreement if (i) the Net Asset Value per unit of any class of the Partnership shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets of the Partnership allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 20% or more as of the end of a trading day from such Net Assets of the Partnership’s previous highest value; (iii) limited partners owning at least 50% of the outstanding units of the Partnership having voted to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the material terms of this Agreement; (v) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (vi) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; (vii) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership; (viii) the Advisor fails to conform to the trading policies set forth in Appendix A as they may be changed from time to time in accordance with the terms hereof; (ix) Leda Braga dies, becomes incapacitated, leaves the employ of the Advisor, ceases to control the Advisor or is otherwise not managing the Program, (x) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in NFA or any other relevant regulatory authority necessary to perform its obligations hereunder, is terminated or suspended; or (ix) CMF reasonably believes that the Advisor has contributed to any material operational, business or reputational damage to CMF or CMF’s Affiliates.  This Agreement will immediately terminate upon dissolution of the Partnership, upon cessation of trading by the Partnership prior to dissolution or upon the Advisor ceasing to be licensed and regulated by the JFSC.
(b)            The Advisor may terminate this Agreement by giving not less than 5 days’ written notice to CMF and may terminate this Agreement immediately (i) in the event that CMF or the Partnership fails to comply with the material terms of this Agreement, (ii) the Advisor reasonably believes that CMF has contributed to any material operational, business or reputational damage to the Advisor or the Advisor’s Affiliates, (iii) CMF’s registration as a commodity pool operator or its membership in NFA is terminated or suspended or (iv) if the Advisor reasonably concludes that the Partnership is not a “Materially Equivalent Fund” (as such term is defined in the Jersey Laws).
(c)            Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 6 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 4 hereof.
7.            INDEMNIFICATION AND LIMITATION OF LIABILITY.  (a)  The Advisor shall not be liable to CMF or the Partnership for any act or failure to act taken or omitted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Partnership if such act or failure to act did not constitute (i) negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor or its Affiliates, principals, officers, directors, employees and shareholder(s) (each, an “Advisor Indemnified Person” and collectively, the “Advisor Indemnified Persons”), (ii) a breach of the Advisor’s fiduciary obligations to the Partnership as a commodity trading advisor or (iii) a material breach of a material term of this Agreement.

(b)      The Partnership and CMF shall not be liable to Advisor for any act or failure to act taken or omitted in good faith in the course of performing their respective obligations under this Agreement if such act or failure to act did not constitute (i) negligence, bad faith, recklessness or intentional misconduct on the part of the Partnership or CMF and its Affiliates, principals, officers, directors, employees and shareholder(s) (each, a “CMF Indemnified Party” and collectively, the “CMF Indemnified Parties”) or (ii) a material breach of a material term of this Agreement.
(c)      The Partnership and CMF shall, subject to Section 7(e), indemnify, defend and hold harmless the Advisor Indemnified Persons against any loss, liability, damage, fine, penalty, obligation, cost, expense (including, without limitation, attorneys’ and accountants’ fees, collection fees, court costs and other legal expenses), judgments and awards and amounts paid in settlement actually and reasonably incurred in connection with this Agreement (together, “Losses”) by the Advisor Indemnified Person, provided that the Advisor Indemnified Person acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Partnership and the Advisor Indemnified Person’s conduct did not constitute (i) negligence, bad faith, recklessness or intentional misconduct, (ii) a breach of the Advisor’s fiduciary obligations to the Partnership as a commodity trading advisor or (iii) a material breach of a material term of this Agreement, and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Partnership Agreement as of the date the Loss is incurred; provided further that CMF shall notify the Advisor as soon as practicable in advance of any material change to Section 16 of the Partnership Agreement.
(d)      The Advisor shall, subject to Section 7(f), indemnify, defend and hold harmless the Partnership and the CMF Indemnified Parties against any Losses by them as a result of (i) the negligence, bad faith, recklessness or intentional misconduct on the part of an Advisor Indemnified Person, (ii) a breach of the Advisor’s fiduciary obligations to the Partnership as a commodity trading advisor or (iii) a material breach of a material term of this Agreement.
(e)      Any indemnification under Section 7(c) hereof, unless ordered by a court or administrative forum, shall be made by the Partnership and CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor Indemnified Party has met the applicable standard of conduct set forth in Section 7(c) hereof.  Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld.  The Advisor shall be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s providing to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.

(f)      Any indemnification under Section 7(d) hereof, unless ordered by a court or administrative forum, shall be made by the Advisor only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because an Advisor Indemnified Party has breached the applicable standard of conduct set forth in Section 7(d) hereof.  Such independent legal counsel shall be selected by the Advisor in a timely manner, subject to the CMF’s approval, which approval shall not be unreasonably withheld.  CMF shall be deemed to have approved the Advisor’s selection unless CMF notifies the Advisor in writing, received by the Advisor within five days of the Advisor’s providing to CMF of the notice of the Advisor’s selection, that CMF does not approve the selection.
(g)      In the event that a person entitled to indemnification under this Section 7 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
(h)      Notwithstanding the foregoing, no party shall be liable for any other person with respect to, special, indirect, consequential, punitive or exemplary damages, lost profits or loss of business. Each party hereto agrees that it will take reasonable steps to mitigate and not exacerbate any loss, liability, claim, expense or damage that they incur or suffer in connection with this Agreement.
(i)      None of the indemnifications contained in this Section 7 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld or delayed, of the party obligated to indemnify such party.
(j)      The provisions of this Section 7 shall survive the termination of this Agreement.
8.            MARKETING INFORMATION, USE OF NAME AND IP. (a) The Advisor consents to the use of its name, biographical data of its personnel and other pertinent data in the Partnership’s Private Placement Offering Memorandum and Disclosure Document (the “Memorandum”) and in any other marketing materials used by CMF, for use in marketing to its clients or prospective clients.  CMF shall provide the Advisor with portions of the Memorandum and any supplements thereto, and any other marketing materials, referencing the Advisor, biographical data of its personnel or the Program and shall allow a reasonable period of time for the Advisor to comment on the content of such portions and will incorporate any reasonable comments of the Advisor therein, prior to their use.  CMF will provide the Advisor with copies of any such materials with such frequency as may be reasonably requested by the Advisor.
(b)            In the event of termination of its appointment under this Agreement, the Advisor shall have the right by written request to require CMF, in all prospectuses and offering documentation, advertising material, letterheads and other material designed to be read by investors and prospective investors, to state in a prominent position and in prominent type that the Advisor has ceased to be a trading advisor of the Partnership and CMF shall comply with such request within a reasonable period of time following such termination.  CMF shall otherwise cease to use the Advisor’s name (and that of its Affiliates or connected persons and any other references to “Systematica” or “BlueTrend”) in any marketing materials or otherwise.

(c)            The Advisor’s and/or its Affiliates’ intellectual property (being proprietary information, intellectual property or know-how, including patents, inventions, copyright, trademarks and service marks, business names and domain names, database rights and any rights to the foregoing), is the property of the Advisor and/or its Affiliates and shall not be used by CMF and/or the Partnership without the prior written consent of the Advisor. The ownership of the intellectual property of the Advisor and/or its Affiliates shall remain exclusively vested in the Advisor and/or its Affiliates.
9.            REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
(a)            The Advisor represents and warrants that:
(i)            All material information with respect to the Advisor and its principals and the trading performance of any of them has been provided to CMF, including, without limitation, the description of the Program contained in Appendix B, and such information is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact that is necessary to make such statements and information therein not misleading.  All references to the Advisor and its principals, if any, in the Memorandum or a supplement thereto will, after review and approval of such references by the Advisor prior to the use of such Memorandum in connection with the offering of Partnership units, be accurate in all material respects.
(ii)            The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of NFA, and is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.  The Advisor agrees to maintain and renew such registrations and licenses during the term of this Agreement including, without limitation, registration as a commodity trading advisor with the CFTC and membership in NFA.  The Advisor is licensed and regulated by the JFSC for the conduct of the relevant classes of “fund services business” under the Jersey Laws.  The Advisor agrees that for so long as this Agreement remains in force it shall carry out its duties and obligations and exercise its powers and discretions under this Agreement in accordance with Jersey Laws. “Jersey Laws” means the Financial Services (Jersey) Law 1998 (as amended) and all subordinate legislation or regulations promulgated thereunder, including the JFSC’s Codes of Practice for fund services business and all other policy statements and guidance notes published by the JFSC from time to time.
(iii)            The Advisor is a limited company duly organized, validly existing and in good standing under the laws of Jersey and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.

(iv)            The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v)            This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
(vi)            At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the timely request of CMF to promptly provide the Partnership with such information as shall be reasonably necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.
(b)            Each of CMF and the Partnership represents and warrants that:
(i)            CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.
(ii)            CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
(iii)            This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
(iv)            CMF will not, by acting as the general partner to the Partnership, and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
(v)            CMF is registered as a commodity trading advisor, a commodity pool operator and is a member of NFA, and it will maintain and renew such registration and membership during the term of this Agreement. CMF is in compliance with any such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder.
(vi)            The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.
(vii)            The Partnership is a qualified eligible person, as defined in CFTC Rule 4.7, and an eligible contract participant, as defined in CFTC Rule 1.3(m).

(viii)            The Partnership is not permitted to trade non-CFTC approved products.
(ix)            Any offering memorandum or a prospectus relating to the Partnership units and other marketing, advertising or any promotion of the Partnership and materials produced in connection therewith, shall be in accordance with all applicable laws and regulations.
10.            COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.  (a) The Advisor agrees as follows:
(i)            In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including Jersey Law, rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)            The Advisor will promptly, upon knowledge, notify CMF of the commencement of any material investigation, suit, action or proceeding involving it or any of its officers, directors, employees or Leda Braga, whether or not any such investigation, suit, action or proceeding also involves CMF, to the extent permitted by law, regulation and/or confidentiality obligation.  The Advisor will provide CMF with copies of any correspondence (including, but not limited to, any notice or correspondence regarding the violation, or potential violation, of position limits) from or to the CFTC, NFA or any commodity exchange in connection with any material non-routine investigation or audit of the Advisor’s business activities, to the extent permitted by law, regulation and/or confidentiality obligation.
(iii)            In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will adhere to its allocation policy, a copy of which has been provided to CMF; provided that the Advisor will notify CMF promptly of any material change to the allocation policy and provide CMF promptly with an updated copy of such policy.  The Advisor acknowledges its obligation to report all of its trade activity for the Partnership’s account to the Partnership’s administrator and clearing broker on each Business Day and within two Business Days to notify, in writing, the executing broker and CMF and the Partnership’s clearing broker(s) of (A) any trade error committed by the Advisor in respect of the Partnership, subject to the terms hereof; (B) any trade for the Partnership which the Advisor believes was not executed in accordance with its instructions; and (C) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
(iv)            The Advisor will use its reasonable efforts to close out all futures positions prior to any applicable delivery period, and will use its reasonable efforts to avoid causing the Partnership to take delivery of any commodity.
(v)            The Advisor will update any material information previously provided to CMF and/or the Partnership under this Agreement including, without limitation, the information referenced in Section 9(a)(i).

(b)            Each of CMF and the Partnership agrees that:
(i)            CMF and the Partnership will comply with all applicable laws, including rules and regulations of the CFTC, NFA, swap execution facility and/or the commodity exchange on which any particular transaction is executed.
(ii)            CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
(iii)            CMF or the selling agents for the Partnership have policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act.  CMF or the selling agents for the Partnership have Customer Identification Programs (“CIP”), which require the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance.  CMF or the selling agents for the Partnership also have policies, procedures, and internal controls in place that are reasonably designed to comply with regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.
11.            CONFIDENTIALITY.  (a) None of CMF, the Partnership or the Advisor shall disclose “Confidential Information” acquired in consequence of this Agreement, except information which they may be bound to disclose by law, regulation or which is disclosed to their Auditors, professional advisers and agents (including, but not limited to, Affiliates, officers, directors and employees) (“Permitted Disclosees”) where reasonably necessary for the performance of their professional services. “Confidential Information” shall mean any information relating to the organization, finances, business, transactions, or affairs of the Partnership or the parties, save for, in each case, any such information which (i) has been properly entered into the public domain otherwise than through the default of any party, (ii) is in the possession of the recipient prior to its disclosure pursuant to the terms hereof, (iii) is or becomes available to the recipient from a source that is not bound by a confidentiality agreement with regard to such information or by any other legal obligation of confidentiality prohibiting such disclosure or (iv) is independently developed by the recipient without use of the Confidential Information.
(b)            If, in accordance with this Section 11, the Confidential Information is disclosed to a Permitted Disclosee, the party receiving Confidential Information from the other party shall:
(i)            expressly inform the Permitted Disclosee of the confidentiality provisions of this Agreement and the confidential nature of the Confidential Information and the purpose for which it may be used; and
(ii)            take reasonable steps to procure the Permitted Disclosee’s compliance with the terms of this Agreement as if they were a party to this Agreement.

(c)            Other than as explicitly provided for under this Agreement, each party shall retain full control of its own brand and the use of its name.
(d)            Without prejudice to Section 11(a), each party undertakes to hold in confidence and not to disclose to third parties without the prior written consent of the other parties the existence of terms and conditions of this Agreement, other than as expressly contemplated herein or as required by applicable law or regulation.
Upon receipt of a written request from a Party or following the termination of this Agreement in accordance with terms herein, the other Party shall, subject to any applicable confidentiality provisions in connection therewith (including so as to preserve the confidentiality of any client of either Party):
(i)            at its sole discretion: either return (in a form capable of delivery) to the requesting Party; or, destroy (in a form capable of destruction or eradication) all documents and all other materials (including computer media) or such parts thereof which contain or reflect any Confidential Information, together with any copies which are in the its possession or control or are in the possession or control of any of its directors, officers, employees or professional advisers; and
(ii)            to the extent practicable and subject to Section 11(e), expunge all Confidential Information from any computer, word processor, mobile telecommunications device or device similar to the foregoing into which it was programmed by or on behalf of that Party.
(e)            Notwithstanding Section 11(d), each of the parties shall be permitted to retain:
(i)            one copy of the Confidential Information for the purposes of and for so long as required by any law, court or regulatory agency or authority or its internal compliance procedures; and
(ii)            copies of any computer records and files containing any Confidential Information which has been created pursuant to its automatic archiving and back-up procedures.
(f)            Each of the parties acknowledges that neither the destruction nor return of any Confidential Information nor the expunging of any of the same from any of the devices listed at Section 11(d) above or any other similar such devices will release it from the obligations contained in this Agreement.
12.            TELEPHONE RECORDING.  Each party may record telephone conversations between it and any other party and may produce such recordings in evidence if the producing party is required by law, rule or regulation to produce such recordings; provided, that, to the extent such action would not violate or conflict with any law, rule or regulation, the producing party shall promptly notify the other party of such law, rule or regulation so that the other party may, at its sole expense, seek an appropriate protective order.

13.            FORCE MAJEURE.  None of the parties to this Agreement shall be deemed to be in breach of this Agreement or otherwise liable to the other as a result of any delay, failure or defective performance of its obligations under this Agreement if and to the extent that such delay or failure arises out of causes beyond the reasonable control and without the fault or negligence of the party in question. Such party shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause. Events outside a party’s reasonable control shall include without limitation: acts of God, an act of terrorism, any failure or breakdown in communications not reasonably within the control of the party affected by it and the failure of any relevant exchange or clearinghouse.
14.            COMPLETE AGREEMENT.  This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.
15.            ASSIGNMENT.  This Agreement may not be assigned by any party without the express written consent of the other parties.
16.            AMENDMENT.  This Agreement may not be amended except by the written consent of the parties.
17.            NOTICES.  All notices, demands or requests required to be made or delivered under this Agreement shall be effective upon actual receipt and shall be made either by electronic (email) copy or in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:
If to CMF or to the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York  10036
 Attention:  Patrick Egan
Email:  patrick.egan@morganstanley.com
If to the Advisor:
Systematica Investments Limited
47 Esplanade
St Helier
Jersey JE1 0BD
Channel Islands
 Attention: General Counsel
Email: legal@systematica.com

18.            GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
19.            ARBITRATION.  The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of NFA or, if NFA shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award, and further provided, that any such arbitration shall occur within the Borough of Manhattan in New York City.  Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
20.            NO THIRD PARTY BENEFICIARIES.  There are no third  party beneficiaries to this Agreement, except that certain persons not party to this Agreement may have rights under Section 7 hereof.
21.            COUNTERPARTS.  This Agreement may be executed in any number of counterparts, including via facsimile or email, each of which is an original and all of which when taken together evidence the same agreement.

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PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE.  CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS BROCHURE OR ACCOUNT DOCUMENT.
YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY TRADING ADVISOR MAY ENGAGE IN TRADING FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE YOUR TRANSACTIONS MAY BE EFFECTED.
IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC

By	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

ORION FUTURES FUND L.P.

By:	Ceres Managed Futures LLC
(General Partner)

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

SYSTEMATICA INVESTMENTS LIMITED, acting as general partner of SYSTEMATICA INVESTMENTS LP

By	/s/ Ben Dixon
Name: Ben Dixon
Title: Director

Appendix A
Trading Policies
1.	The Partnership will invest its assets only in commodity interests that the Advisor believes are traded in sufficient volume to permit ease of taking and liquidating positions. Sufficient volume, in this context, refers to a level of liquidity that the Advisor believes will permit it to enter and exit trades without noticeably moving the market.
2.	The Advisor will not initiate additional positions in any commodity interest if these positions would result in aggregate positions requiring margin of more than 66 2/3% of the Partnership’s net assets allocated to that the Advisor. To the extent the CFTC and/or exchanges have not otherwise established margin requirements with respect to particular contracts, (i) forward contracts in currencies will be deemed to have approximately the same margin requirements as the same or similar futures contracts traded on the Chicago Mercantile Exchange and (ii) swap contracts will be deemed to have margin requirements equivalent to the collateral deposits, if any, made with swap counterparties.
3.	The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearinghouse, the physical commodity position will be fully hedged.
4.	The Partnership will not employ the trading technique commonly known as “pyramiding,” in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.
5.	The Partnership will not utilize borrowings except short-term borrowings if the Partnership takes delivery of any cash commodities.
6.	The Advisor may, from time to time, employ trading strategies such as spreads or straddles on behalf of the Partnership. The term “spread” or “straddle” describes a commodity futures trading strategy involving the simultaneous holding of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.
7.	The Partnership will not permit the churning of its commodity trading account. The term “churning” refers to the practice of entering and exiting trades with a frequency unwarranted by legitimate efforts to profit from the trades, driven by the desire to generate commission income.

Appendix B
 BlueTrend Program
The BlueTrend Program has maximum flexibility to invest in a wide range of derivative instruments, including currencies, futures, options and, with the prior written approval of CMF, other swaps and derivative instruments.  Derivative instruments may be exchange-traded or over-the-counter, as permitted by the Commodity Exchange Act and the rules promulgated thereunder. The BlueTrend Program may engage in short sales.  The BlueTrend Program may also retain amounts in cash pending reinvestment or if this is considered appropriate to the investment objective.
The BlueTrend Program seeks to achieve its investment objective through the implementation of a systematic trading model or portfolio of systematic trading models.  Such model(s) trade in a number of foreign exchange and commodity instruments, and derivatives relating to those instruments, including swaps, indices, forwards, futures and option contracts.

Appendix C
 Approved Futures Commission Merchants, Independent Floor Brokers and OTC FX Dealers
FCM
JP Morgan
Morgan Stanley
Credit Suisse
Barclays Capital
FUTURES EXECUTING BROKERS
ICAP Corporates
ICAP Energy
JP Morgan
SG America Securities
Tullett
ADM
Barclays Capital
Credit Suisse
Deursche Bank
Merrill Lynch International
Morgan Stanley & Co
Goldman Sachs
HSBC
Societe Generale

FX PB
UBS
FX EXECUTING BROKERS
The Bank Of New York
Barclays Bank Plc
BNP Paribas (London Branch)
Citigroup Global Markets Ltd
Credit Suisse International
Deutsche Bank AG, London Branch
Goldman Sachs International
Hsbc Bank PLC
ING Bank NV
Jeffries Bache Limited
JP Morgan Chase Bank NA
Merrill Lynch International
Morgan Stanley & Co International London
Nomura International PLC
The Royal Bank Of Scotland PLC
Societe Generale Paris
Standard Chartered Bank
UBS AG London

Appendix D
 List of Commodity Interests and Other Swap and Derivative Transactions

Sector	Market	Sector	Market	Sector	Market	Sector	Market
EQ	ALLORDS	FI	AUS10Y	FX	FAUDUSD	M	ALUMINIUM
EQ	ALLSHARE	FI	AUS3Y	FX	FEURUSD	M	COPPER
EQ	AMSTIDX	FI	AUSBILL2	FX	FGBPUSD	M	COPPER_L
EQ	CAC40	FI	AUSBILL3	FX	FNZDUSD	M	GOLD
EQ	DAX	FI	AUSBILL4	FX	FUSDCAD	M	LEAD
EQ	DJEURSTX	FI	BOBL	FX	FUSDCHF	M	NICKEL
EQ	DOWJONESEM	FI	BUND	FX	FUSDJPY	M	PALLADIUM
EQ	FTSE	FI	BUXL	FX	FUSDNOK	M	PLATINUM
EQ	HANGSENG	FI	CAN10Y	FX	FUSDSEK	M	SILVER
EQ	HSHARES	FI	CANBILL2	FX	FUSDBRL	M	TIN
EQ	MIB30	FI	EURIBOR1	FX	FUSDCLP	M	ZINC
EQ	NASDAQEM	FI	EURIBOR10	FX	FUSDCZK	N	BRENT
EQ	NIFTYFIFTY1	FI	EURIBOR2	FX	FUSDHUF	N	BRENT2
EQ	NIKKEI	FI	EURIBOR3	FX	FUSDIDR	N	BRENT3
EQ	OMX	FI	EURIBOR4	FX	FUSDINR	N	GASOIL
EQ	OSE_NIKKEI	FI	EURIBOR5	FX	FUSDKRW	N	GASOIL2
EQ	RUSL2000EM	FI	EURIBOR6	FX	FUSDMXN	N	GASOIL3
EQ	SINGIDX	FI	EURIBOR7	FX	FUSDMYR	N	HEATOIL
EQ	SP500EM	FI	EURODOL1	FX	FUSDPHP	N	HEATOIL2
EQ	SPMIDEM	FI	EURODOL10	FX	FUSDPLN	N	HEATOIL3
EQ	TAIWAN	FI	EURODOL11	FX	FUSDRUB	N	HEATOIL4
EQ	TOPIX	FI	EURODOL12	FX	FUSDSGD	N	NPOOLBASEQTRLY
EQ	TSE60	FI	EURODOL13	FX	FUSDTHB	N	PHELIXBASE
EQ	VIX1	FI	EURODOL14	FX	FUSDTRY	N	RBOBGAS
EQ	VIX2	FI	EURODOL15	FX	FUSDILS	N	RBOBGAS2
EQ	VIX3	FI	EURODOL16	FX	FUSDTWD	N	RBOBGAS3
EQ	VIX4	FI	EURODOL2	FX	FUSDZAR	N	RBOBGAS4
EQ	FTSE/JSE TOP 40	FI	EURODOL3	FX	CNH FORWARD	N	UKNATGAS
EQ	S&P MID 400	FI	EURODOL4	FX	CNY FORWARD	N	WTI
		FI	EURODOL5	FX	HKD FORWARD	N	WTI_ICE
		FI	EURODOL6			N	WTI_ICE2
		FI	EURODOL7	G	CANOLA	N	WTI_ICE3
		FI	EUROSWS2	G	CORN	N	WTI_ICE4
		FI	GILTS	G	COTTON	N	WTI2
		FI	ITAL10Y	G	PALMOIL	N	WTI3
		FI	JGB	G	SOYABEAN_C	N	WTI4
		FI	SCHATZ	G	SOYAMEAL	NG	NATGAS
		FI	SHRTSTL10	G	SOYAOIL	NG	NATGAS2
		FI	US10Y	G	WHEAT_C	NG	NATGAS3
		FI	US2Y	G	WHEAT_K	NG	NATGAS4
		FI	US5Y
		FI	USLONG
		Bonds	EURO-BTB